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                                                                   Exhibit 10.35

                                                                    CONFIDENTIAL

                             USINTERNETWORKING, INC.
                         EXECUTIVE EMPLOYMENT AGREEMENT

                  This Executive Employment Agreement (the "AGREEMENT") dated as of July 6, 1999, (the "Effective Date") is made by and between USINTERNETWORKING, Inc., a Delaware corporation (together with any successor thereto, the "COMPANY") and Nicholas Magliato (the "EXECUTIVE").

                                    RECITALS

                  A. It is the desire of the Company to assure itself of the services of the Executive by engaging the Executive to perform such services under the terms hereof.

                  B. The Executive desires to commit himself to serve the Company on the terms herein provided.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

                  1. CERTAIN DEFINITIONS.

                           (a) "ANNUAL BASE SALARY" shall have the meaning set
forth in SECTION 4.

                           (b) "BOARD" shall mean the Board of Directors of the
Company.

                           (c) The Company shall have "CAUSE" to terminate the
Executive's employment hereunder upon the Executive's:

                                    (i) substantial failure to perform his
         duties hereunder, other than any such failure resulting from the Executive's Disability, after thirty (30) days written notice and opportunity for cure, all as determined by the Chief Executive Officer of the Company,

                                    (ii) conviction of a felony or a crime
         involving moral turpitude; or

                                    (iii) fraud or personal dishonesty involving
         Company's assets.

                           (d) "COMPANY" shall have the meaning set forth in the
preamble hereto.


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                                                                    CONFIDENTIAL

                           (e) "COMPENSATION COMMITTEE" means the compensation
committee of the Board of Directors of the Company.

                           (f) "CONTRACT YEAR" shall mean each twelve month
period beginning on the effective date hereof or an annual anniversary thereof.

                           (g) "DATE OF TERMINATION" shall mean (i) if the
Executive's employment is terminated by his death, the date of his death,
(ii) if the Executive's employment is terminated pursuant to SECTION 5(a)(ii) -
(vi) the date specified in the Notice of Termination.

                           (h) "DISABILITY" shall mean the absence of the
Executive from the Executive's duties to the Company on a full-time basis for a total of six months during any twelve month period as a result of incapacity due to mental or physical illness which is determined to be reasonably likely to extend beyond the completion of the Term by a physician selected by the Company and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

                           (i) "EXECUTIVE" shall have the meaning set forth in
the preamble hereto.

                           (j) The Executive shall have "GOOD REASON" to
terminate his employment in the event that the Company fails to make any payment or provide any benefit hereunder or commits a material breach of this Agreement and does not cure such failure or breach after notice and a reasonable opportunity to cure.

                           (k) "NOTICE OF TERMINATION" shall have the meaning
set forth in SECTION 5(b).

                           (l) "PAYMENT PERIOD" shall have the meaning set forth
in SECTION 7(a)(i).

                           (m) "TERM" shall have the meaning set forth in
SECTION 2.

                           (n) "TERMINATION" shall have the meaning set forth
in SECTION 5.

                  2. EMPLOYMENT. The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in this SECTION 2, in the position set forth in SECTION 3 and upon the other terms and conditions herein provided. The term of employment under this Agreement (the "TERM") shall be for the period beginning on the Effective Date of this Agreement and ending on July 6, 2002, unless earlier terminated as provided in
SECTION 5.

                  3. POSITION AND DUTIES.

                           (a) The Executive shall serve as the President of the
Company's Microsoft Exchange Business Unit to be located in Northern Virginia, with such customary responsibilities, duties and authority as may from time to time be assigned to the Executive by the Chief Executive Officer of the Company, to whom the Executive shall initially report. The



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                                                                    CONFIDENTIAL

Executive shall devote substantially all his working time and efforts to the business and affairs of the Company.

                           (b) If elected or appointed thereto, and only for the
duration of such elected term or appointment, the Executive shall serve as an officer of the Company and any of its subsidiaries and/or in one or more executive offices of any of such subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis consistent with that provided by the Company to other officers of the Company or similarly situated executive officers of any such subsidiaries.

                  4. COMPENSATION AND RELATED MATTERS.

                           (a) ANNUAL BASE SALARY. During the Term the Executive
shall receive a base salary at a rate of $200,000 per annum, subject to increase as determined by the Compensation Committee ("ANNUAL BASE SALARY").

                           (b) BONUS. The Executive shall be eligible to receive
a discretionary bonus of up to one hundred percent (100%), of the Executive's year end gross annual salary to be paid in accordance with criteria set each calendar quarter of the Term by the Chief Executive Officer of the Company, or other direct supervisor of the Company.

                           (c) SIGNING BONUS. The Executive shall receive a
signing bonus of one hundred thousand dollars ($100,000), net of taxes, fifty thousand dollars ($50,000) of which will be paid to the Executive on the Effective Date, and the balance of fifty thousand dollars ($50,000) to be paid to the Executive on January 6, 2000. Should the Executive be terminated for cause or terminate his employment without good reason, as set forth in Section 5
(a) (iii) or (vi) below, on or before January 6, 2000, Executive must reimburse to the Company the full amount of the signing bonus received within ten (10) business days of his termination.

                           (d) BENEFITS-STOCK GRANT. The Executive shall be
entitled to receive, within one month of the Effective Date, twenty-five thousand (25,000) shares of the Company's common stock, par value $0.001 per share. ("Stock Grant"), subject to the approval of the Compensation Committee. Executive acknowledges that the Company contemplates the sales of additional equity securities in the future that may dilute the ownership interest represented as of the Effective Date by the Stock Grant. Executive and the Company acknowledge that the fair market value of the Stock Grant as of June 18, 1999, is eight hundred fifty thousand dollars ($850,000). The Stock Grant shall vest according to the following schedule:

                                    (i) On the first anniversary of the
         Effective Date, one-third (1/3) of the Stock Grant shall vest;

                                    (ii) On the last day of each calendar
         quarter (I.E., March 31, June 30, September 30 and December 31) that begins coincident with or following the first anniversary of the Effective Date, an additional one-twelfth (1/12) of the Stock Grant shall vest;

                                              STOCK OPTION GRANT.  The Executive
    shall be granted a non-qualified stock option to purchase seventy-five thousand (75,000) shares of the Company's common




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                                                                    CONFIDENTIAL

    stock, par value $0.001 per share ("Stock Option Grant") at an exercise price per share of twenty nine dollars ($29.00), subject to the approval of the Compensation Committee. Executive acknowledges that the Company contemplates the sales of additional equity securities in the future that may dilute the ownership interest represented as of the Effective Date by the Stock Option Grant. The Stock Option Grant shall vest according to the following schedule:

                                    (i) On the first anniversary of the
         Effective Date, one-third (1/3) of the Stock Option Grant shall vest;

                                    (ii) On the last day of each calendar
         quarter (I.E., March 31, June 30, September 30 and December 31) that begins coincident with or following the first anniversary of the Effective Date, an additional one-twelfth (1/12) of the Stock Option Grant shall vest;

                                    At any time during the Term, the
vesting of the Stock Option Grant shall accelerate upon:

                                    (i)       a "CHANGE IN CONTROL" (a "CHANGE
                                              IN CONTROL" means an assignment or
                                              transfer, in a single transaction
                                              or a series of related
                                              transactions, of substantially all
                                              of the assets of the Company or
                                              capital stock representing a
                                              majority of the voting control of
                                              the Company to an entity or
                                              entities not in control of the
                                              capital stock of the Company as of
                                              July 6, 1999); and

                                    (ii)      Executive's Termination Without
                                              Cause (as defined in Section 5 (a)
                                              (iv)) or Executive's "CONSTRUCTIVE
                                              TERMINATION WITHOUT CAUSE"
                                              (defined for purposes of this
                                              Section as meaning: a) when the
                                              Executive is required by the
                                              Company to move more than
                                              one-hundred (100) miles from his
                                              residence as of the Effective
                                              Date; b) when the office of the
                                              Company's Microsoft Business Unit
                                              is moved more than fifty (50)
                                              miles from where it was located
                                              immediately before a Change in
                                              Control; c) the Company
                                              significantly reduces the
                                              Executive's duties under the
                                              Agreement; or d) the Executive's
                                              compensation or benefits are
                                              reduced in violation of the
                                              Agreement) within twelve months of
                                              a Change in Control.

                                    Such acceleration of vesting of the Stock
Option Grant is subject to the approval of the Board.

                                    OTHER BENEFITS.  The Executive shall be
entitled to flexible benefit plans which include medical PPO coverage (Blue Cross/Blue Shield), a dental PPO plan (Phoenix Insurance), and a vision plan (Vision Advantage). The Company also provides long-term disability and two times base pay in life insurance. The Company's 401(k) plan offers a choice of Fidelity Advisor Investment Funds. Additionally, the Executive will be eligible for



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                                                                    CONFIDENTIAL

fifteen (15) days per Contract Year of vacation, accrued at the rate of 1.25 days per full calendar month of the Contract Year.

                           (e) EXPENSES. The Company shall reimburse the
Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company, in accordance with the Company's documentation and other policies with respect thereto.

                  5. TERMINATION. The Executive's employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

                           (a) CIRCUMSTANCES.

                                    (i) DEATH. The Executive's employment
         hereunder shall terminate upon his death.

                                    (ii) DISABILITY. If the Company determines
         in good faith that the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties. The Executive shall continue to receive his Annual Base Salary until the Date of Termination.

                                    (iii) TERMINATION FOR CAUSE. The Company may
         terminate the Executive's employment hereunder for Cause.

                                    (iv) TERMINATION WITHOUT CAUSE. The Company
         may terminate the Executive's employment hereunder without Cause.

                                    (v) RESIGNATION WITH GOOD REASON. The
         Executive may terminate his employment for Good Reason.

                                    (vi) TERMINATION WITHOUT GOOD REASON. The
         Executive may resign his employment without Good Reason upon 90 days written notice to the Company.

                           (b) NOTICE OF TERMINATION. Any termination of the
Executive's employment by the Company or by the Executive under this
SECTION 5 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and specifying a Date of Termination which, except in the case of Termination for Cause, shall be at least fourteen days (or 90 days in the case of Termination without Good Reason by the Executive) following the date of such notice (a "NOTICE OF TERMINATION").


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                                                                    CONFIDENTIAL

                  6. SEVERANCE PAYMENTS.

                           (a) TERMINATION  WITHOUT CAUSE OR RESIGNATION FOR
GOOD REASON: If the Executive's employment shall terminate without Cause (pursuant to SECTION 5(a)(iv) or for Good Reason (pursuant to SECTION 5(a)(v)), the Company shall:

                                    (i) pay to the Executive, in accordance with
         its regular payroll practice, following the date of the termination, an amount equal to the Base Salary provided herein that the Executive would have been entitled to receive had he continued his employment hereunder for the remainder of the Term; and

                                    (ii) pay to the Executive a prorated amount
         of bonus based on the Company's year-to-date performance in relation to the performance targets set by the Chief Executive Officer; and

                                    (iii) continue for the remainder of the Term
         the Executive's coverage under all Company benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination, to the extent permitted thereunder. In the event that the Executive's participation in any such plan or program is not permitted, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs.

                           (b) SURVIVAL. The expiration or termination of the
Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

                           (c) MITIGATION OF DAMAGES. In the event of any
termination of the Executive's employment by the Company, the Executive shall be required to seek other similar employment to mitigate damages, and any income earned by the Executive from other similar employment or self-employment shall be offset against any obligation of the Company to the Executive under this Agreement.

                  7. COMPETITION.

                           (a) The Executive hereby agrees,  in consideration of
his employment hereunder and in view of the confidential position to be held by the Executive hereunder, that during the Term and during the 24 month period beginning on the Date of Termination, the Executive will not directly or indirectly, by or for himself, or as the agent of another, or through others as an agent,

                                    (i) in any way solicit or induce or attempt
         to solicit or induce any employee, officer, representative, consultant, or other agent of the Company (whether such person is presently employed by the Company or may hereinafter be so employed), to leave the Company's employ or otherwise interfere with the employment relationship between any such person and the Company;


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                                                                    CONFIDENTIAL

                                    (ii) take any action to purchase or obtain
         goods or services, from any of the Company's proprietary suppliers or other supplier with whom the Company has developed a unique or exclusive relationship;

                                    (iii) in any way solicit, or attempt to
         divert, take away or call on, any customers or potential customers of the Company; or

                                    (iv) in any way disparage the Company, its
         operations, business, Board, directors, officers, management or employees.

                           (b) The Executive shall not, at any time during the
Term, or (if his employment was terminated by the Executive without Good Reason or by the Company for Cause) during the 24 month period following the Date of Termination, without the prior written consent of the Board, directly or indirectly engage in, or have any interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any business of the Company or any subsidiary anywhere in the world at the date of termination; PROVIDED, HOWEVER, that the Executive shall be permitted to acquire a stock interest in such a corporation provided such stock is publicly traded and the stock so acquired is not more than one percent (1%) of the outstanding shares of such corporation.

                           (c) In the event the terms of this SECTION 7 shall be
determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

                  8. NONDISCLOSURE OF PROPRIETARY INFORMATION.

                           (a) Except as required in the faithful performance of
the Executive's duties hereunder or pursuant to subsection (c), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company's operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

                           (b) Upon termination of the Executive's employment
with Company for any reason and upon the Company's request, the Executive will promptly deliver to the



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                                                                    CONFIDENTIAL

Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company's customers, business plans, marketing strategies, products or processes and/or which contain proprietary information or trade secrets.

                           (c) The Executive may respond to a lawful and valid
subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

                  9. INJUNCTIVE RELIEF. It is recognized and acknowledged by the Executive that a breach of the covenants contained in SECTIONS 7 and 8 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in SECTIONS 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

                  10. BINDING ON SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

                  11. GOVERNING LAW. This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Maryland.

                  12. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  13. NOTICES. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

                           (a)      If to the Company:

                                            USINTERNETWORKING, Inc.

                                            One USI Plaza
                                            175 Admiral Cochrane Drive
                                            Annapolis, MD 21401
                                            Attn:  Chief Executive Officer
                                            Tel. No.:  (410) 897-4499/ Fax No.
                                                       (410) 263-8645

                           (b) If to the Executive, to him at the address set forth below under his signature;


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                                                                    CONFIDENTIAL

or at any other address as any party shall have specified by notice in writing to the other parties.

                  14. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

                  15. ENTIRE AGREEMENT. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

                  16. AMENDMENTS; WAIVERS. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and the Chief Executive Officer of the Company. By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

                  17. NO INCONSISTENT ACTIONS. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

                  18. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Washington, D.C. in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of SECTIONS 7 or 8 of the Employment Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond, and provided further that the Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The fees and expense of the arbitrator shall be borne by the Company.


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                                                                    CONFIDENTIAL

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                      THE COMPANY:

                                      USINTERNETWORKING, Inc.

                                      By: _______________________________
                                          Christopher R. McCleary, CEO

                                      THE EXECUTIVE:

                                      By: _______________________________
                                          Nicholas Magliato
                                          Address: ______________________
                                                   ______________________

                                      WITNESS:

                                      By: _______________________________



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